MARKMAN MULTIFUND TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

                              (Adopted May 1, 2007)

      This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by Markman MultiFund Trust (the "Trust") on behalf of its current series, which are set forth in Exhibit A hereto, and any series that may be established in the future (collectively the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

      The provisions of the Plan are:

1. GENERAL DESCRIPTION OF CLASSES. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus(es) and statement(s) of additional information of the Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares. There currently are two classes designated: Class A and Class I.

            a. Class A Shares are offered and sold at net asset value plus a maximum sales load of 5.50%. Class A Shares are subject to a maximum 0.25% annual distribution fee.

            b. Class I Shares are offered at net asset value, without initial sales charge or distribution fee.

      2. EXPENSE ALLOCATIONS TO EACH CLASS.

            a. In addition to the service and distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

                  (i) expenses incurred in connection with a meeting of shareholders;

                  (ii)     litigation and other legal expenses;

                  (iii) printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

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                  (iv)     expenses of administrative personnel and services
                           required to support the shareholders of a specific class;

                  (v) transfer agent fees and shareholder servicing expenses;

                  (vi) such other expenses incurred by or attributable to a specific class;

                  (vii) Securities and Exchange Commission registration fees incurred with respect to a specific class;

                  (viii) state blue sky and foreign registration fees and expenses incurred with respect to a specific class;

                  (ix) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares;

                  (x) accounting and consulting expenses relating to a specific class;

                  (xi) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class;

                  (xii) transfer agent fees and shareholder servicing expenses; and

                  (xiii) such other expenses incurred by or attributable to a specific class not including investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of a Fund's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

            b. All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule. Such a waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

      3. INCOME, GAINS, AND LOSSES. Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a particular Fund. A Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the Act.

            4. DIVIDENDS. Dividends paid by a Fund with respect to its classes of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by the class.

            5. VOTING RIGHTS. Each share of a Fund entitles the shareholder of record to one vote. Each class of shares of a Fund will vote separately as a class with respect to any Distribution Plan applicable to that class and on other matters for which class voting is required under applicable law.


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            6. RESPONSIBILITIES OF THE TRUSTEES. On an ongoing basis, the
Trustees will monitor the Trust and each Fund for the existence of any material conflicts among the interests of the two classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursements by the adviser and the distributor of a Fund of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the adviser and the distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

            7. REPORTS TO THE TRUSTEES. The adviser and the distributor of a Fund will be responsible for reporting any potential or existing conflicts among the two classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the Act. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Trustees in the exercise of their fiduciary duties.

      8. CLASS DESIGNATION. Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

      9. ADDITIONAL INFORMATION. This Plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund's multiple class structure.

      10. EFFECTIVE DATE. This Plan was first effective on May 1, 2007, provided that this Plan shall not become effective with respect to any Fund or class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).


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